FIDELITY INTERMEDIATE BOND FUND
OUTBOUND CALLING INFORMATION PACKAGE
BACKGROUND AND OVERVIEW
Beginning August 29, 1994, Fidelity will be mailing proxy packages to all Intermediate Bond Fund shareholders of record as of August 29th. A key proposal in the proxy is a request to increase the fund's management fee to bring it in line with similar Fidelity funds.
Voting for the management fee increase would mean additional revenue to Fidelity, helping us to continue to devote the considerable resources to portfolio management for the fund.
For the next few weeks, your role is to call fund shareholders who have not yet voted to ask them if they have received and understand the proxy and to encourage them to vote their proxy, including the management contract proposal. You cannot, however, ask the shareholder how he or she intends to vote or instruct them to vote FOR the proposal.
The attached information is designed to help you in your conversations with shareholders regarding the proxy proposals. It describes your role in helping us achieve the proxy votes and lays out some specific reasons why we are asking for the management fee increase.
Also included in this package are copies of the proxy package that was sent to shareholders, including the letter, the proxy card, and the proxy statement. Please be sure to read these materials so that you can assist shareholders with questions.
WHAT'S INSIDE
The Call and Your Role      p.2
Intermediate Bond Fund Proposal Summaries   p.3-4
Intermediate Bond Fund Q&A     p.5-10
Intermediate Bond Fund Information    p.11
Intermediate Bond Fund Shareholder Letter   p.12-13
IF YOU HAVE ANY QUESTIONS ABOUT INTERMEDIATE BOND FUND, PLEASE CONTACT:
   HEIDI BAXTER  DAY:  617-563-6153
   VICE PRESIDENT EVENING:  617-237-1938

 FIDELITY INTERMEDIATE BOND FUND
THE CALL AND YOUR ROLE
APPROACH: TALK ABOUT THE ENTIRE PROXY--NOT JUST THE MANAGEMENT CONTRACT CHANGE. ENCOURAGE THE SHAREHOLDER TO VOTE ALL THE PROPOSALS AND RETURN THEIR PROXY CARDS.
1. Confirm that the shareholder received the proxy package. Describe the package to the shareholder if they do not recall it. (6'x9' envelope with yellow bar across top)
2. Explain to the shareholder that his/her vote is extremely important. If a majority of shareholders do not vote prior to the meeting we must send out additional mailings, which are costly to the fund.
3. If shareholders have specific questions on the management contract change or any other proxy proposal, refer to the background material for answers to specific questions.
4 You cannot instruct someone to vote FOR any of the proposals, but you can remind the shareholder that the Trustees recommend a vote FOR each proposal. Mention that all of the proposals have been carefully reviewed by the entire Board, including the independent Trustees, whose role it is to protect the interests of shareholders. The Board believes the proposals are fair and reasonable and unanimously recommends that shareholders vote for all proposals.
5. IF THE SHAREHOLDER INDICATES THAT HE/SHE PLANS TO VOTE YES, please reconfirm that he/she has a proxy card. Offer to assist the shareholder in completing the card. If the shareholder does not have a card, please order another for him/her.
 IF THE SHAREHOLDER INDICATES THAT HE/SHE DOES NOT PLAN TO VOTE YES, please make sure that s/he understands the issues. If the shareholder restates that s/he will vote no, please thank him/her for his/her time and consideration. If the shareholder does not have a card, please order another for him/her.

FIDELITY INTERMEDIATE BOND FUND
SUMMARY OF MANAGEMENT FEE PROPOSAL
 The fee is composed of two components: a group fee rate, which varies based on the combined assets of all Fidelity funds, and an individual fund fee rate. The group fee rate decreases as total Fidelity fund assets increase and would be decreasing under the proposed contract. The group fee rate for bond funds for the fiscal year ended April 30, 1994 was 0.16%.
 If the proposal is approved, the individual fund fee rate would INCREASE from 0.15% to 0.30% effective November 1, 1994 or the first day of the month following approval.
                    Individual   Total Mgmt.
                    Fee Rate     Fee Rate*

Current Contract    0.15%        0.31%

Proposed Contract   0.30%        0.46%

*  Estimated using group fee rate as of 4/30/94.
 Intermediate Bond Fund's total management fee would increase from 0.31% to 0.46%, using the group fee rate as of April 30, 1994.
                  Before Proxy   After Proxy   Change



Group             0.16%*         0.16%*        0.00%*
Fee Rate



Individual Fund   0.15%          0.30%         +0.15%
Fee Rate

                  ______         ______        ______

Total             0.31%*         0.46%*        +0.15%*

* Using group fee rate for the fiscal year ended April 30, 1994.
REASONS FOR PROPOSAL
 Make Intermediate Bond Fund's management fee consistent with other comparable Fidelity fixed-income funds.
 Management efforts have resulted in strong competitive performance reflecting Fidelity's commitment to developing superior investment analysis and portfolio management.
 Because of the group fee calculations, Intermediate Bond Fund's fee rate has actually declined by approximately 4 bp or 11% (from 0.35% to 0.31%) since 1988.
 When in effect in November, the fund's management fee will remain below the median for similar funds in the industry. THE MEDIAN FOR INTERMEDIATE BOND FUNDS IN THE U.S. IS 0.50% VS. INTERMEDIATE BOND FUND'S NEW MANAGEMENT FEE OF 0.46%.
(solid bullet) Under the amended contract however, the fund's total expenses would be slightly higher than the median total expense level for all intermediate investment-grade debt funds - - 0.79% vs. 0.76%.

FIDELITY INTERMEDIATE BOND FUND
QUESTIONS AND ANSWERS
1. PLEASE EXPLAIN FIDELITY INTERMEDIATE BOND FUND'S PROPOSED FEE INCREASE
TO ME.
FMR has proposed, and the Board has approved, a change to Fidelity Intermediate Bond Fund's management fee that would bring it in line with Fidelity's management fee for similar funds. This fee is below industry averages for similar type funds.

                Current    Proposed   Change   Average for        Industry Median
                Fee        Fee                 Similar Fidelity   for Similar Funds
                                               Funds



Intermediate    31bp       46bp       +15bp    46bp               50bp
Bond Fund


The fee increase would be implemented as of November 1, 1994 or the first of the month following approval, as illustrated below.
           Individual   Total Mgmt.
           Fee Rate     Fee Rate*

Current    0.15%        0.31%

Proposed   0.30%        0.46%

* Using the group fee rate for the fiscal year ended 4/30/94.
2. CAN YOU TRANSLATE THIS INTO DOLLARS AND CENTS FOR ME?
The estimated increase in the annual cost of an existing $10,000 investment in Intermediate Bond would be approximately $15, or about 1.5 cents per share.
3. WHAT DOES INTERMEDIATE BOND FUND'S OVERALL MANAGEMENT FEE CONSIST OF? The management fee rate is made up of two main parts: (1) the group fee rate and (2) the individual fund fee rate.

THE GROUP FEE RATE for Intermediate Bond Fund is based on the total assets under FMR's management. The group fee was established to recognize economies of scale for providing basic services -- such as fundamental and technical research, securities trading, legal and administrative services
- -- that benefit a number of Fidelity funds rather than being specifically tied to any single fund. This structure ties a portion of the management fee rate to the aggregate net assets of all Fidelity funds. The group fee rate for fixed-income funds was 0.16% as of April 30 1994. Equity funds have a different group fee rate.
THE INDIVIDUAL FUND FEE RATE is a fee expressed as a percentage of the fund's assets. The individual fee is specific to each fund and may vary among funds depending on how complex a fund is to manage. Most of the domestic bond funds have individual fund fees of 0.30%.
4. WHAT PORTION OF INTERMEDIATE BOND FUND'S FEE DOES FIDELITY PROPOSE TO INCREASE AT THIS TIME?
Fidelity Management Research (FMR) is proposing to increase the individual fund fee rate.
Intermediate Bond    Current   Proposed   Increase

Fund Individual      15bp      30bp       15bp
      Fee Rate

5. WILL THE GROUP FEE RATE ALSO CHANGE?
The fixed-income fund group fee rate, which Intermediate Bond Fund pays will decline under the proposed contract. The group fee rate, once determined, is the same for all fixed-income funds that incorporate the fee. However, unlike the individual fee, the group fee can fluctuate each month. The fee declines as the total assets that Fidelity manages increase. The maximum fixed-income fund group fee rate is 0.37% and can go as low as 0.12%. The chart below shows how the group fee rates will be lowered at various levels of group net assets.

EFFECTIVE ANNUAL GROUP FEE RATES*


Group Net Assets   Present    Proposed

($Billions)        Contract   Contract



150                .1736%     .1736%

200                .1658%     .1652%

250                .1606%     .1587%

300                .1572%     .1536%

350                .1547%     .1494%

400                .1529%     .1459%

Average group net assets for July 1994 were approximately $258 billion. *FMR voluntarily adopted the new group fee rate schedule on August 1, 1994. FMR had previously adopted a revised schedule on November 1, 1993. Each schedule provides for lower group fees as FMR's assets under management increase.
6. WHY ARE YOU PROPOSING TO INCREASE INTERMEDIATE BOND FUND'S MANAGEMENT
FEE?
FMR believes Intermediate Bond Fund's management fee should be in line with the management fees of comparable funds that it advises. At present, Intermediate Bond Fund's management fee is about 67% of the fee of comparable Fidelity funds that receive essentially the same services. Additionally, FMR has made a substantial commitment to developing superior investment capabilities -- including portfolio management, research, and systems -- that have benefited the fund.
The management fee rate on Intermediate Bond Fund has not been increased since inception of the Fund in 1974, while the total dollar costs associated with running the fund have grown. In fact, because of the group fee component calculation , the fund's fee has actually declined by approximately 4bp or 11% since 1988 ( the first time the group fee schedules were introduced).

7. HOW DOES INTERMEDIATE BOND FUND'S PROPOSED MANAGEMENT FEE COMPARE WITH THOSE OF SIMILAR BOND FUNDS?
The proposed total management fee of 0.46% (the 0.16% group fee plus the proposed 0.30% individual fund fee rate) is below fees paid by the majority of intermediate investment-grade debt funds. The median management fee for such funds, according to Lipper Analytical Services, Inc. is 0.50%.
Additionally, Intermediate Bond's total fund operating expenses, taking into account the proposed individual fund fee rate increase, would be 0.79%, slightly above the median for competitive funds (which is .76%). Total expenses include both management fees and non-advisory fees.
8.  HOW HAS INTERMEDIATE BOND FUND PERFORMED?
The fund's performance suffered this year as did the whole bond market. However, for the one-year period ended July 31, 1994, the fund ranked 13 of 105 intermediate bond funds and still turned in a positive return of 0.79% according to Lipper Analytical Services, Inc.
For the three, five, and ten year periods ended July 31,1994, the fund ranked 12 out of 44, 10 out of 31, and 7 out of 11, respectively.
9. HOW WOULD THE FEE INCREASE AFFECT INTERMEDIATE BOND FUND'S PERFORMANCE? The impact on performance would be nominal, and the fund's return would still rank above competitive medians for the one, three and five year periods, and would still be below the competitive median for the ten year period (all as measured by Lipper Analytical Services, Inc.):
Period Ending   Reported    Return Under   Competitive
July 31, 1994   Return      Proposed       Median
                            Contract       Return



One year            0.79%       0.64%         (0.35%)

Three year        26.91%      26.34%        24.69%

Five year         46.41%      45.32%        44.77%

Ten year        166.64%     162.70%        168.73%


10. WHY WOULD THE BOARD RECOMMEND A FEE INCREASE? I THOUGHT THEY WERE SUPPOSED TO PROTECT THE BEST INTERESTS OF SHAREHOLDERS?
They do. The Board carefully considered a number of factors before unanimously approving the fee increase. Some of these factors included:
 that the fund's fee was out of line with the fees of comparable funds managed by FMR.
 that the fund's management fee had declined since 1988.
 the need for FMR to maintain and enhance its ability to attract and retain top managers and analysts to serve the fund.
 management fees of competitive funds.
 the quality and service being provided to the fund.
11. WHAT OTHER PROPOSALS ARE INCLUDED IN INTERMEDIATE BOND FUND'S PROXY
STATEMENT?
Eleven other proposals are contained in the proxy statement. Shareholders are being asked to:
  ELECT A BOARD OF TRUSTEES and to RATIFY THE SELECTION OF COOPERS &
LYBRAND as
  independent accountants of the Fidelity Commonwealth Trust
Amend the Declaration of Trust to provide DOLLAR-BASED, RATHER THAN SHARE-BASED VOTING RIGHTS to the shareholders of the trust. Intermediate Bond Fund is a portfolio of Fidelity Commonwealth Trust; the trust also includes two other Fidelity funds (Fidelity Small Cap Stock Fund and Fidelity Market Index Fund). Currently, the funds operate with a one share, one vote provision; however, when the net asset values of the various portfolios in the trust diverge, voting rights may become disproportionate. The proposal is intended to eliminate this possibility by replacing the one share, one vote provision with one that provides for voting rights based on a shareholder's total dollar investment in the trust. Additionally, amend the Declaration of Trust to ELIMINATE THE REQUIREMENT TO NOTIFY SHAREHOLDERS WITHIN THREE MONTHS OF THE APPOINTMENT OF A TRUSTEE. Instead, shareholders would be notified in the fund's next financial report.
PERMIT INVESTMENTS IN ANOTHER OPEN-END INVESTMENT COMPANY.  These changes would amend the Declaration of Trust and adopt a fundamental investment
policy to    allow the investment of all of the fund's assets in another
open-end mutual fund with    substantially the same investment objectives
and policies in order to improve     operational efficiencies.
Expand the sub-advisors role under the SUB-ADVISORY AGREEMENTS between FMR and its foreign subsidiaries, FMR U.K. and FMR Far East. FMR already pays and will continue to pay all of the sub-advisor fees for trading, research, and investment advice on foreign securities to fund management. The expanded contracts allow for discretionary management ability by the sub-advisors on behalf of the fund. FMR willl also pay for these services. Revise the fund's fundamental limitations to conform to the limits that are expected to become standard for funds managed by FMR. The INCREASED STANDARDIZATION will promote operational efficiencies but is not likely to have any impact on the investment techniques employed by the fund. They will facilitate FMR's investment compliance efforts with standardized investment descriptions.

FIDELITY INTERMEDIATE BOND FUND INFORMATION
FUND HISTORY
 Intermediate Bond Fund is one of Fidelity's older mutual funds, started in 1974. Its original name was Fidelity Investors Trust. It was then called Thrift Trust, until it was given its current name.
 The fund has had solid performance. A $10,000 investment made in the fund on July 31,1984 would have been worth over $26,664 on July 31, 1994 if all dividends and capital gains had been reinvested.
FUND MANAGEMENT
 The fund seeks high current income by investing mainly in investment grade debt securities, and maintains an average maturity between three and ten years.
 The fund is less volatile than longer-term higher-yielding fixed-income funds.
SHAREHOLDER PROFILE
 Intermediate Bond Fund has approximately 27,582 retail accounts - 38% non retirement, 62% retirement. 22% of the fund's assets are in retail accounts.
(solid bullet) Almost half of the fund's assets are in 401(k) accounts.
 The average retail account size is quite a bit lower than the average retail Fidelity domestic bond fund account at $18,126 vs. $25,729.
 The fund has grown solidly over the last few years with the strong bond market and its strong performance. As of 7/31/94, the fund had $1.8 billion in assets.
 Many of shareholders will generally be investors who have been in the fund for several years. We believe them to be less sophisticated investors and generally older than the average Fidelity customer.
 Another segment of shareholders will be those who have recently invested in the fund. These may be bank investors who were looking for an alternative to today's low interest rates.

FIDELITY INTERMEDIATE BOND FUND
MANAGER TALKING POINTS FOR CALLOUT EFFORT
OBJECTIVES FOR TRAINING
 Make sure the representatives feel comfortable talking about the management fee proposal--not defensive about it.
 Representatives should understand the entire proxy - not just the request to raise the management fee. They may get questions on all of the proposals.
 Make sure representatives treat the call as a service call - focusing on assisting the shareholder -- getting them to understand the proxy, to fill out the card and send it back. Representatives should not ask how any shareholder intends to vote.
 Motivate representatives to provide accurate, balanced information. Thoroughly review information with representatives and find out if they need any additional information.
 Ensure that representatives do not solicit "yes" votes.
KEY POINTS TO ADDRESS
Importance of Proxy Vote
 Reinforce comments made by Heidi Baxter and Michael Gray in the teleconference.
 The additional revenue will help us to continue to devote the considerable resources to high quality portfolio management and shareholder services that we have had in the past.
 Fee increase will simply bring Intermediate Bond Fund's management fee to the level of similar Fidelity taxable bond funds.

Importance of Representatives' Role
 We have chosen qualified representatives to take on this challenge.
 Very important to Fidelity -- high profile-- of great importance to FMR. This should be upbeat and motivational.
 Explain to representatives the campaign programs:
 - Call quality important
 - A $1,000 budget per site when we obtain the vote.
 - Weekly updates on campaign progress.
Historical Context
 Three years ago we asked shareholders to vote for a management fee increase on Contrafund, Fidelity and Trend funds. We did not get the vote on any of these proxies and have learned some valuable lessons. Those lessons were recently employed in the Contrafund, Puritan, Capital &
Income, Trend, Equity Income and Cash Reserves proxies in which we successfully did get the vote. THE CALLOUT EFFORT PLAYED A VERY IMPORTANT ROLE.
- -- An approval from the Trustees (the majority of whom are unaffiliated with FMR) helps. The letter and the proposal state the Trustees unanimous approval of all proxy proposals. Representatives should mention this in the course of their conversation.
- -- The management fee change should be positioned as one of many proposals and should not be given undue attention. However, if the customer has questions on the management fees, representatives should clearly and accurately address those questions--not gloss over them.
- -- Follow-up phone calls done promptly and effectively will positively impact the vote. This is the representatives' role!
Campaign Outline
 Proxies will begin mailing Monday, August 29, 1994.
 Kick-off on Wednesday, September 7, 1994, at 5:00 EST.
 Will begin making calls Thursday, September 8, 1994.
 We will target largest shareholders first.
 Calls will continue until we get the vote or through the meeting date (which ever comes first). The meeting date is scheduled for October 26, 1994.
 To get the vote we need 67% or more of at least 50% of shares voting, or more than 50% of outstanding shares.
Approach to Call
 The call should be approached as a service call, with emphasis on assisting the shareholder with the proxy in general, rather than focusing on the management contract change specifically. Encourage shareholders to fill out the proxy card and vote on all the proposals promptly. This will save costs of additional mailings and will allow them to voice their opinion.
Representatives should:
1. Ask shareholder if s/he received the proxy.
2. Explain importance of shareholder vote.
3. If s/he can't find the proxy or says s/he never got it, explain to her/him what it looks like. If it still doesn't register, offer to send out another.
4. Encourage shareholders to vote as recommended by the Trustees who have reviewed the proposals and think they are fair and reasonable.
THE KEY TO THE CALL IS TO GET THE SHAREHOLDER TO VOTE BY FILLING THE CARD OUT AND SENDING IT IN. REPS CAN HELP EXPEDITE THIS PROCESS BY BEING WELL VERSED IN ALL PROPOSALS. BY QUICKLY AND ACCURATELY ANSWERING QUESTIONS, SHAREHOLDERS WILL FIND IT EASIER TO FILL OUT THE CARD.
NOTE: INTERMEDIATE BOND'S  MANAGEMENT FEE INCREASE IS PROPOSAL #7
Review all materials with the representatives
 -- Information package
 -- Letter
 -- Card
 -- Proxy proposals
REPRESENTATIVES SHOULD FEEL VERY COMFORTABLE WITH HOW THEY PRESENT THE ARGUMENTS FOR AND REASONS WHY WE ARE REQUESTING A CHANGE TO THE MANAGEMENT FEE. REPRESENTATIVES NEED NOT FEEL DEFENSIVE. (SOME ROLE PLAYING MIGHT BE HELPFUL).

KEY ARGUMENTS REPRESENTATIVES SHOULD REMEMBER
 Intermediate Bond Fund's competitive performance has been solid. For a one year period ending July 31, 1994, the fund ranked in the top quartile of all intermediate investment-grade debt funds as reported by Lipper Analytical Services, Inc.
 Even with the management fee increase, the fund's management fee rate would still be below similar competitive funds and consistent with fees paid by comparable Fidelity funds.
 Fidelity's commitment to research and trading capabilities has not increased Intermediate Bond's Fund's fee rate. In fact, because of the effect of the group fee rate (which declines as FMR's assets increase), the management fee rate on Intermediate Bond Fund has declined since 1988.
MAKE SURE REPRESENTATIVES FEEL COMFORTABLE WITH HOW THE MANAGEMENT FEES ON OUR FUNDS ARE STRUCTURED (EXPLAINED IN QUESTION 3 ON PAGE 5.)


CUSTOMER QUESTIONS YOU CAN EXPECT.
Here is a listing of questions we have experienced in the past with customers. Take some time to familiarize yourself with them as you are sure to encounter some if not all of them at one time or another.
1. HOW SHOULD I VOTE?
 The Board of Trustees has unanimously approved all of the proposals. My role in calling you is to encourage you to cast your vote. How you choose to vote is based upon what you feel is most appropriate.
2. WHAT PROPOSALS SHOULD I BE ON THE LOOKOUT FOR?
 All of the proposals are important to the fund, but I'd be happy to answer any specific questions or describe the proposals. (These should not be detailed descriptions, but rather the highlights of the proposal, e.g. Ratification of the independent accountants for the fund).
3. HOW IS EVERYONE ELSE VOTING?
 The votes are tallied by an outside firm. The results are not disclosed until the share owner meeting. While shareholder votes vary, the Trustees recommend voting FOR each of the proposals.
4. I ALREADY VOTED. DIDN'T YOU RECEIVE IT?
 I'm sure we have received your proxy card, but we track the votes at an independent agency and that information isn't provided to me. (If they want another proxy sent to them at this time, we can send it, but assure them that we probably received their proxy card.)
5. WILL I BE NOTIFIED OF THE OUTCOME OF THE VOTE?
 Due to the expense of the additional mailing, we will not be sending a written notification. However you can call us after the share owner meeting to obtain the results. In addition, approved changes will be reflected in the fund's next prospectus and statement of additional information, if applicable.
6. WHEN AND WHERE IS THE SHARE OWNER MEETING?
 The meeting will be held at Fidelity's headquarters at 82 Devonshire Street in Boston. The time and date of the meeting is 9:30 A.M. ON OCTOBER 26TH.

7. I SOLD MY SHARES SO I DISCARDED THE PROXY MATERIAL. DO I STILL NEED TO
VOTE?
 Since you were a shareholder of record, you are entitled to vote. Let me send you another proxy. Please take the time to fill it out and return it to us in the envelope provided.
8. CAN YOU FAX ME A NEW PROXY?
      At this time we are not able to fax proxies.

9.   CAN I FAX MY PROXY CARD TO YOU?
 You shouldn't generally encourage shareholders to fax proxy cards; however if he/she specifically asks for this option or if it is very close to the meeting date and there is a danger that we won't receive their card if it's mailed, we will accept faxed proxy cards.

CARDS SHOULD BE FAXED TO:
  MIS (the company that records proxy votes for us) at (617) 871- 2569.
  They must fax BOTH SIDES of the card to us.
 Please encourage the shareholder, if possible, to mail the actual card as well. (Their vote will still be counted even if they do not.)

10. I HAVE OTHER FUNDS AT FIDELITY AS WELL. WILL THERE BE OTHER PROXIES BEING MAILED?
 We do periodically mail proxies when there is a need to gain shareholder approval. I do not have the information that would tell me when any upcoming proxies will be required.